Exhibit 99.2

NEOHYDRO TECHNOLOGIES CORP. COMPARES THE GIHS CHEVY TAHOE TO THE CHEVY TAHOE HYBRID OFFERED BY GENERAL MOTORS

CALGARY, ALBERTA – October 6, 2009 – Neohydro Technologies Corp. (OTC BB: NHYT), a Company focused on “Green” technologies in the automotive, transportation, and power generation sectors, shows significantly better fuel economy numbers when comparing the Chevy Tahoe fitted with the Green Interactive Hybrid System (GIHS) to that of  the Chevy Tahoe Hybrid offered by General Motors. MPG-o-Matic has performed an independent test of the 2009 Chevy Tahoe Hybrid and have published their findings which follow:

http://www.mpgomatic.com/2009/04/01/chevy-tahoe-hybrid-mpg-review/

“Make no mistake about it. The 2009 Chevy Tahoe Hybrid is a great big truck that integrates some innovative technology. With room for eight and plenty of hauling power, the traditional Tahoe has been a popular choice for large active families. The new two-mode hybrid system provides considerable benefits in lower-speed operation – whether you’re cruising through town or crawling through the parking lot at the local sports complex.”

The MPG-o-Matic report also reports:

The Tahoe Hybrid’s 6.0-liter V8 engine produces 332 horsepower (HP) and 367 foot pounds of torque. The big V8 is mated to a two-mode continuous electric ratio hybrid transmission with four fixed gears.

While the Tahoe is traditionally quite thirsty, the Hybrid version uses its 300 volts of energy storage and Active Fuel Management on the V8, to good effect. The official mileage estimates for the 2009 Tahoe Hybrid are 21 city / 22 highway miles per gallon (MPG) for the two-wheel-drive (2WD) version and 20/20 for the all-wheel-drive (4WD) version.

Overall test period temperatures ranged in the thirties through fifties, with freeway speeds between 60 and 72 miles per hour (MPH). Highway testing temperatures were in the forties.

4WD Tahoe Hybrid Highway MPG Testing:

Cruise control on @ 68 MPH – 21.5 MPG
Cruise control off, target speed between 60-72 MPH – 22.7 MPG
(Source www.mpgomatic.com)

Now compare these numbers with the  Green Interactive Hybrid System (GIHS) installed in the smaller 5.3 liter V8 available in the Tahoe, shows the GIHS achieving  significantly better performance and fuel economy than the factory Tahoe Hybrid. The Tahoe Hybrid’s 6.0-liter V8 engine produces 332 horsepower (HP) and 367 foot pounds of torque while the GIHS Tahoe produces 500 HP and 450 foot pounds of torque. The two wheel drive GIHS Tahoe achieves 32 MPG city and 28 MPG highway representing an improvement of 52% City and 27% Highway. The 4-wheel drive GIHS Tahoe achieves 30-MPG city and 26MPG Highway representing an increase of 50% City and 30% highway over the Tahoe Hybrid.

About Neohydro Technologies Corp

Neohydro Technologies Corp. (www.neohydrotechnology.com) is traded under the symbol NHYT on the OTCBB exchange and is based in Calgary, Alberta, Canada. Neohydro is a Technology Company focused on “Green” technologies in the automotive, transportation, and power generation, focused initially on the light and heavy-duty trucking industry. Neohydro has licensed a unique patented turbo hybrid system. This revolutionary Green Interactive Hybrid System™ is proven to assist an engine to operate more efficiently, with less effort, less fuel consumption, and enhanced horsepower. Thus increasing engine life as well as adding obvious economic benefits, and enhanced horsepower to many significantly underpowered vehicles, such as limousines and fleet vehicles where incremental cost for larger engines may not be an economically viable option. Advanced tuning methods also significantly decrease harmful emissions. In the case of most technological enhancements with vehicles, there are significant concerns about negating existing factory warranty protection. At present the Company’s technology is only engineered for one automobile manufacture where it does not void the manufacturer’s warranty. However, plans are underway to engineer the technology to include other manufacturers as well.

Further information on the Company can be found at www.sec.gov and the company’s website at www.neohydrotechnology.com

Safe Harbor Statement

Statements in this press release regarding NeoHydro’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond NeoHydro's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing NeoHydro's products and services, ability to deploy NeoHydro's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in NeoHydro’s filings with the Securities and Exchange Commission.

Contact:
Neohydro Technologies Corp.
Michael Kulcheski
877-241-0265
investor@neohydrotechnology.com